EXHIBIT 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 – USA	Tel. 978-352-2200 www.ufpt.com CONTACT: Ron Lataille

FOR IMMEDIATE RELEASE

May 5, 2004

UFP ANNOUNCES SIGNIFICANTLY IMPROVED FIRST QUARTER RESULTS

Georgetown, Mass. (May 5, 2004).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and specialty products, today reported a profit of $54,000 or $0.01 per common share outstanding for the first quarter ending March 31, 2004.  This compares to a net loss of ($368,000) or ($0.08) per common share outstanding in the same period last year. For the quarter, sales increased 12% to $15.9 million, from $14.2 million last year.

“We are pleased with our improved operating performance in the first quarter, which included solid gains on both the top and bottom lines,” said R. Jeffrey Bailly, President and CEO.  “Our strategic initiatives to right-size the Company by cutting costs and consolidating manufacturing locations  – while simultaneously investing in long-term growth opportunities – are now beginning to bear fruit.”

“Although the first quarter is typically sluggish, we experienced strong demand for our products, particularly in the medical and military markets,” Bailly continued. “With our molded fiber plant consolidation complete, new sales and marketing efforts underway, and substantial new automotive program scheduled to launch later this year, we are very optimistic about the rest of 2004, and beyond.”

UFP Technologies is an innovative designer and manufacturer of a broad range of high performance cushion foam and molded fiber packaging products, and specialty foam and plastic products for industrial and consumer markets.  The Company’s Packaging division is a leader in the emerging market for environmentally sound molded fiber interior packaging.

This news release contains forward-looking information that involves risks and uncertainties, including statements about expected improved results from the company’s investments, the expected impact of the company’s automotive program, and the expected timing of the launch of the automotive program.  The company cannot guarantee that it will benefit at all from the automotive program.  The automotive program relies upon a contract with an automotive supplier that is terminable by the automotive supplier for any reason, subject to a cancellation charge. The company’s revenues are directly dependent on the ability of the automotive supplier in the automotive program to develop, market, and sell its products in a timely, cost-effective manner. If the automotive supplier’s needs decrease over the course of the contract, the company’s estimated revenues from this contract may also decrease. Even if the company generates revenue from the project, the company cannot guarantee that the project will be profitable, particularly if revenues from the contract are less than expected. Investors are cautioned that such forward-looking statements involve other risks and uncertainties, including the ability of the company to achieve positive results due to competition, evolving customer requirements, difficulties in integrating acquired businesses and product lines, difficulties associated with the roll out of new products and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the company’s expectations as of the date of this press release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Operations

($ in thousands, except Per Share data)

	Three Months Ended
	31-Mar-04 (unaudited)	31-Mar-03 (unaudited)
Net sales	$15,934	$14,245
Cost of sales	12,692	11,985
Gross profit	3,242	2,260
SG&A	2,981	2,686
Operating income (loss)	261	(426)
Interest expense, other income & expenses	174	168
Loss before income taxes	87	(594)
Income taxes	33	(226)
Net income (loss)	$54	$(368)
Weighted average diluted shares outstanding	4,821	4,429
Per Share Data
Net income (loss)	$0.01	$(0.08)

Consolidated Condensed Balance Sheets

($in thousands)

	31-Mar-04 Unaudited	31-Dec-03 Audited
Assets:
Current assets	$16,560	$15,835
Net property, plant, and equipment	11,119	11,473
Other assets	9,433	9,441
Total assets	$37,112	$36,749
Liabilities and stockholders’ equity:
Current liabilities	$15,131	$14,626
Long-term debt	7,857	8,119
Other liabilities	1,223	1,313
Total liabilities	$24,211	$24,058
Total stockholders’ equity	12,901	12,691
Total liabilities and stockholders’ equity	$37,112	$36,749